EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Oilsand Quest Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 (no. 333-168461) and the registration statements on Form S-8 (nos. 333-145079 and 333-135366) of Oilsands Quest Inc. of our reports dated July 12, 2010, with respect to the consolidated balance sheets of Oilsands Quest Inc. (a development stage company) as of April 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended April 30, 2010 and for the period from inception on April 3, 1998 to April 30, 2010, and the effectiveness of internal control over financial reporting as of April 30, 2010, which reports appear in amendment no. 2 to the April 30, 2010 annual report on Form 10-K/A of Oilsands Quest Inc.

(signed) KPMG LLP

Calgary, Canada
May 16, 2011

 EX-2